Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Complete and partial portfolio holdings—arrangements to disclose to Service Providers, Fiduciaries and Other Third Parties” and “Auditors” in the Statement of Additional Information, each dated December 29, 2025, and each included in this Post-Effective Amendment No. 73 to the Registration Statement (Form N-1A, File No. 33-39659) of UBS Investment Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated October 23, 2025, with respect to the financial statements and financial highlights of UBS U.S. Allocation Fund included in the Certified Shareholder Report of Registered Management Investment Companies (Form N-CSR) for the year ended August 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 22, 2025